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                      SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON D.C.
                             --------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ======================
                       Armstrong World Industries, Inc.
            (Exact name of registrant as specified in its charter)

Pennsylvania                                        23-0366390
(State or other jurisdiction of        (I.R.S. Employer Identification No.)
incorporation or organization)


                             2500 Columbia Avenue
                        Lancaster, Pennsylvania  17603
              (Address of Principal Executive Offices)(Zip Code)
                            ======================
         TRIANGLE PACIFIC CORP. SALARIED EMPLOYEES PROFIT SHARING PLAN
         TRIANGLE PACIFIC CORP. NON-UNION HOURLY EMPLOYEES 401(k) PLAN
      ROBBINS HARDWOOD FLOORING, INC. EMPLOYEES' RETIREMENT SAVINGS PLAN
                HARTCO FLOORING COMPANY RETIREMENT SAVINGS PLAN
     HARTCO FLOORING COMPANY BARGAINING EMPLOYEES' RETIREMENT SAVINGS PLAN

                           Full Title of the Plans)
                           -----------------------

                             Deborah K. Owen, Esq.
             Senior Vice-President, Secretary and General Counsel
                             2500 Columbia Avenue
                        Lancaster, Pennsylvania  17603
                    (Name and address of agent for service)

                                (717) 396-3586
         (Telephone number, including area code, of agent for service)

                         Copies of Communications to:
                              Vincent C. Deluzio
                  Buchanan Ingersoll Professional Corporation
                               One Oxford Centre
                         301 Grant Street, 21st Floor
                     Pittsburgh, Pennsylvania  15219-1410

CALCULATION OF REGISTRATION FEE


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                                                   Proposed
Title of                         Proposed          Maximum      Amount
Securities         Amount        Maximum           Aggregate    of
to be              to be         Offering Price    Offering     Registration
Registered         Registered    Per Share(1)      Price(1)     Fee
----------------------------------------------------------------------------
Common Stock,      300,000       $50.41            $15,123,000  $4,204.19
$1.00 par          Shares(2)(3)
value
----------------------------------------------------------------------------
Interests in       (4)           (4)               (4)          (4)
the Plans
----------------------------------------------------------------------------

[FN]

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 (the "Securities Act") and based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on March 12, 1999.

(2) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, the provisions of Rule 416 under the Securities Act shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

(3) The shares of Common Stock registered hereby are being registered for offer and sale pursuant to the following employee benefit plans (the "Plans"):
     180,000 shares for offer and sale pursuant to the Triangle Pacific Corp. Salaried Employees Profit Sharing Plan; 10,000 shares for offer and sale pursuant to the Triangle Pacific Corp. Non-Union Hourly Employees 401(k) Plan; 25,000 shares for offer and sale pursuant to the Robbins Hardwood Flooring, Inc. Employees' Retirement Savings Plan; 60,000 shares for offer and sale pursuant to the Hartco Flooring Company Retirement Savings Plan; and 25,000 shares for offer and sale pursuant to the Hartco Flooring Company Bargaining Employees' Retirement Savings Plan. The shares of Common Stock being registered consist of shares to be acquired by the trustees pursuant to the Plans for the accounts of participants.

(4) In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register interests in the Plans.
==============================================================================

PART I

 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*
--------------------------
Item 2.  Registrant Information and Employee Plan Annual Information.*
--------------------------------------------------------------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
----------------------------------------

The following documents have been filed with the Securities and Exchange Commission by Armstrong World Industries, Inc., a Pennsylvania corporation (the "Company"), and are incorporated herein by reference and made a part hereof:

 (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

 (b) The description of the Company's capital stock under the caption "Description of Capital Stock" in the Company's Prospectus Supplement dated October 21, 1998, which is part of the Company's Registration Statement on Form S-3 (No. 333-06333) and which was filed pursuant to Rule 424(b)(5) of the Securities Act on October 22, 1998, together with the description of the Company's capital stock contained in a registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

 All documents subsequently filed by the Company and the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
----------------------------------

 Not applicable.

Item 5.  Interests of Named Experts and Counsel.
-----------------------------------------------

 Not applicable.

Item 6.  Indemnification of Directors and Officers.
--------------------------------------------------

  Subchapter D of Chapter 17 of the Pennsylvania Business Corporations Law (the" PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel or the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his or her conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

 Article IX of the Company's By-laws, as amended, provides that the Company shall indemnify any person who was or is made a party to, or threatened to be made a party to, or is involved in, any action, suit, or proceeding (including actions by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company (or is or was serving at the request of the Company as a director, officer, trustee, employee, or agent of a related enterprise including service with respect to an employee benefit plan or is or was serving at the specific written request of the Company as a director, officer, trustee, employee, or agent of an unrelated enterprise) against all expenses and liability he or she actually incurs, including, without limitation, judgments and amounts paid or to be paid in settlement of or in actions brought by or in the right of the Company, to the fullest extent permitted by law.
Article IX also provides that directors and officers shall be entitled to payment in advance of expenses incurred in defending any such action, suit, or proceeding, upon receipt of an undertaking to repay all amounts so advanced if it is ultimately determined that they are not entitled to be indemnified or, in the case of criminal action, a majority of the Board of Directors so determines. In addition, the Company has entered into indemnification agreements with each of its directors which entitle the director to indemnification for certain expenses to the fullest extent permitted by law.

 The By-laws of the Company also provide pursuant to Section 1713 of the PBCL that a director of the Company shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:
(1) the director has breached or failed to perform the duties of his/her office under Section 1712 of the PBCL (relating to standard of conduct and justifiable reliance); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation on the personal liability of directors of the Company does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or Federal law.

  The Company and its subsidiaries also carry insurance insuring their officers and directors against certain liabilities which they might incur as directors or officers of the Company or of any other organization which they serve at its request, including certain liabilities under the Securities Act.

Item 7.  Exemption from Registration Claimed.
--------------------------------------------

 Not applicable.

Item 8.  Exhibits.
-----------------

 The following is a list of exhibits filed as part of this Registration
Statement.


Exhibit No.    Description
-----------    -----------
4.1            The Company's Rights Agreement effective as of March 21,
               1996, between the Company and Chemical Mellon Shareholder
               Services, L.L.C., as Rights Agent, relating to the Company's Preferred Stock Purchase Rights is incorporated by reference herein from the Company's registration statement on Form 8-A/A dated March 15, 1996, wherein it appeared as
               Exhibit 4.

4.2 The Company's Retirement Savings and Stock Ownership Plan as amended and restated effective October 1, 1996, is incorporated by reference herein from the Company's 1996 Annual Report on Form 10-K where it appeared as
               Exhibit 4(b). *

4.3 The Company's Indenture, dated as of March 15, 1988, between the Company and Morgan Guaranty Trust Company of
               New York, as Trustee, as to which The First National Bank of Chicago is successor trustee, is incorporated herein by reference from the Company's 1995 Annual Report on Form 10-K wherein it appeared as Exhibit 4(c).

4.4 The Company's Supplemental Indenture dated as of October 19, 1990, between the Company and The First National Bank of Chicago, as Trustee, is incorporated by reference herein from the Company 1994 Annual Report on Form 10-K wherein it appeared as Exhibit 4(d).

4.5 The Company's Credit Agreement (364-day) dated as of October 29, 1998, among the Company, The Chase Manhattan Bank as administrative agent, and listed banks, is incorporated by reference from the Company's 1998 Annual Report on Form 10-K wherein it appeared as Exhibit 4(e).

4.6 The Company's Credit Agreement (5-year) dated as of October 29, 1998, among the Company, The Chase Manhattan Bank as administrative agent, and listed banks, is incorporated by reference from the Company's 1998 Annual Report on Form 10-K wherein it appeared as Exhibit 4(f).

4.7 The Company's Indenture, dated as of August 6, 1996, between the Company and The Chase Manhattan Bank, formerly known as Chemical Bank, as successor to Mellon Bank, N.A., as Trustee, is incorporated herein by reference from the Company's registration statement on Form S-3/A dated August 14, 1996.

4.8            Copy of portions of the Company's Board of Directors'
               Pricing Committee's resolution establishing the terms and conditions of the issuance of $200,000,000 of 6.35% Senior Notes Due 2003 and $150,000,000 of 6 1/2% Senior Notes Due 2005, is
               incorporated by reference from the Company's 1998 Annual Report on Form 10-K wherein it appeared as Exhibit 4(h).

4.9 Copy of portions of the Company's Board of Directors' Pricing Committee's resolution establishing the terms and conditions of the issuance of $180,000,000 7.45% Senior Quarterly Interest Bonds Due 2038, is incorporated by reference from the Company's 1998 Annual Report on Form 10-K wherein it appeared as
               Exhibit 4(i).

4.10 Credit Agreement between the Company, certain banks listed therein, and Morgan Guaranty Trust Company of New York, as Agent, dated as of February 7, 1995, providing for a $200,000,000 credit facility, is incorporated by reference herein from the Company's 1994 Annual Report on Form 10-K wherein it appeared as
               Exhibit 10(i)(c).

4.11 The Company's Amendment No. 1 to Credit Agreement is incorporated by reference herein from the Company's 1998 Annual Report on Form 10-K wherein it appeared as Exhibit 10(i)(d).

5.1 Opinion of Buchanan Ingersoll Professional Corporation regarding legality of the securities being registered.

5.2 In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Company confirms that it has submitted or will submit the Plans and all amendments thereto to the Internal Revenue Service in a timely manner and that it has made or will make all changes required by the Internal Revenue Service in order to qualify the Plans under Section 401 of the Internal Revenue Code.

23             Consent of KPMG LLP

24             Powers of Attorney

* Compensatory Plan

Item 9.  Undertakings.
---------------------

 The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
       Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


SIGNATURES

 THE REGISTRANT. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, State of Pennsylvania, on the 15th day of March, 1999.

ARMSTRONG WORLD INDUSTRIES, INC.


By:/s/ Frank A. Riddick, III
---------------------------------------
Frank A. Riddick III, Senior Vice President, Finance
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


George A. Lorch                     )
Chairman of the Board               )
and Chief Executive Officer         )

Frank A. Riddick, III               )
Senior Vice-President, Finance and  )
Chief Financial Officer             )
(Principal Financial Officer        )

Edward R. Case                  )
Vice President and Controller   )
(Principal Accounting Officer)  )
                                )
H. Jesse Arnelle                )
Director                        )
                                )
Van C. Campbell                 )
Director                        )          /s/ Frank A. Riddick, III
                                )          -------------------------
                                )          Frank A. Riddick, III
Donald C. Clark                 )          Attorney-in-Fact
Director                        )          and on his own behalf
                                )
David W. Raisbeck               )
Director                        )
                                )
John A. Krol                    )
Director                        )
                                )
David M. LeVan                  )
Director                        )
                                )
James E. Marley                 )
Director                        )
                                )
Judith R. Haberkorn             )
Director                        )
                                )
Jerre L. Stead                  )
Director                        )

THE PLANS. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plans) have duly caused this Registration Statement to be signed on behalf of the Plans by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 15, 1999.

TRIANGLE PACIFIC CORP. SALARIED
EMPLOYEES PROFIT SHARING PLAN

By:The Profit Sharing Committee of the
Triangle Pacific Corp. Salaried
Employees Profit Sharing Plan

By:  /s/ Jennifer Wisdom
---------------------------------
Jennifer Wisdom, Committee Member

TRIANGLE PACIFIC CORP. NON-UNION
HOURLY EMPLOYEES 401(k) PLAN

By:The 401(k) Committee of the Triangle
Pacific Corp. Non-Union Hourly
Employees 401(k) Plan

By:  /s/ Jennifer Wisdom
---------------------------------
Jennifer Wisdom, Committee Member

ROBBINS HARDWOOD FLOORING, INC.
EMPLOYEES' RETIREMENT SAVINGS PLAN

By:The Plan Administrator of the
Robbins Hardwood Flooring, Inc.
Employees' Retirement Savings Plan

By:  /s/ Jennifer Wisdom
---------------------------------
Jennifer Wisdom, Committee Member

HARTCO FLOORING COMPANY
RETIREMENT SAVINGS PLAN

By:The Administrative Committee of the
Hartco Flooring Company Retirement
Savings Plan


By:  /s/ Jennifer Wisdom
---------------------------------
Jennifer Wisdom, Committee Member


HARTCO FLOORING COMPANY

BARGAINING EMPLOYEES' RETIREMENT
SAVINGS PLAN

By:The Administrative Committee of the
Hartco Flooring Company Bargaining
Employees' Retirement Savings Plan


By:  /s/ Jennifer Wisdom
---------------------------------
Jennifer Wisdom, Committee Member